Registration Statement No. 333 -
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------

                     NORDIC AMERICAN TANKER SHIPPING LIMITED
             (Exact name of registrant as specified in its charter)

       Islands of Bermuda               4412                    N/A
(State or other jurisdiction of  (Primary Standard        (I.R.S. Employer
 incorporation or organization)       Industrial        Identification No.)
                                   Classification
                                    Code Number)

     Nordic American Tanker                         Seward & Kissel LLP
        Shipping Limited                         Attention: Gary J. Wolfe, Esq.
     Attn: Herbjorn Hansson                        One Battery Park Plaza
         Canon's Court                            New York, New York 10004
       22 Victoria Street                              (212) 574-1200
         Hamilton HM 12                         (Name, address and telephone
            Bermuda                             number of agent for service)
         (441) 298-3207
   (Name, address and telephone
    number of Registrant's
    principal executive office)

                         -------------------------------

                                   Copies to:

                               Gary J. Wolfe, Esq.
                               Seward & Kissel LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 574-1200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                  CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
                                                            Proposed Maximum
Title of Each Class     Amount to be     Proposed Maximum       Aggregate          Amount of
of Securities to be    Registered (1)     Offering Price     Offering Price    Registration Fee
     Registered                          Per Security (2)          (1)
-------------------------------------------------------------------------------------------------
 Common Shares, par          N/A                N/A                N/A                N/A
  value $ 0.01 per
     share (3)
-------------------------------------------------------------------------------------------------
 Preferred Shares,
  par value $ 0.01
     per share               N/A                N/A                N/A                N/A
        (3)
-------------------------------------------------------------------------------------------------
  Debt Securities            N/A                N/A                N/A                N/A
        (3)
-------------------------------------------------------------------------------------------------
       Total            $500,000,000           100%           $500,000,000          $63,350

----------

(1) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $500,000,000 and, if any debt securities are issued at original issue discount, such greater amount as shall result in net proceeds of $500,000,000 to the Registrant.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of or in exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

--------------------------------------------------------------------------------
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PERMITTED.

                 Subject to completion - - dated August 11, 2004

                                   [NAT Logo]

                                  $500,000,000

                     Nordic American Tanker Shipping Limited

          Through this prospectus, we may periodically offer:

                           (1)  our common shares,

                           (2)  our preferred shares and

                           (3)  our debt securities.

          The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

          The offering price of all securities issued under this prospectus may not exceed $500,000,000.

          Our common shares are currently listed on the American Stock Exchange and the Oslo Stock Exchange under the symbol "NAT."

          The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

          An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 5.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is            , 2004

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................13
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS.....................13
RATIO OF EARNINGS TO FIXED CHARGES............................................13
CAPITALIZATION AND INDEBTEDNESS...............................................14
PLAN OF DISTRIBUTION..........................................................14
ENFORCEMENT OF CIVIL LIABILITIES..............................................15
DESCRIPTION OF CAPITAL STOCK..................................................15
DESCRIPTION OF DEBT SECURITIES................................................16
EXPENSES......................................................................24
LEGAL MATTERS.................................................................25
EXPERTS.......................................................................25
WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................25

          In this prospectus, "we," "us" and "our" all refer to Nordic American Tanker Shipping Limited.

                               PROSPECTUS SUMMARY

          This section summarizes some of the information that is contained in other documents incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information contained in such other documents.

          We use the term deadweight tonne, or dwt, in describing the size of tanker vessels. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the maximum weight of cargo and supplies that a tanker can carry.

                                   Our Company

          We are Nordic American Tanker Shipping Limited, an international tanker company. We own one of the world's youngest Suezmax fleets, consisting of three double-hull tankers of 151,459 dwt each, delivered from the builder in 1997. We were formed in June 1995 for the purpose of acquiring, disposing, owning, leasing and chartering our three vessels, which were chartered to BP Shipping Ltd., or BP Shipping, pursuant to separate "hell and high water" bareboat charters, which we refer to as the Original Charters. The initial seven-year term of each of the charters to BP Shipping Ltd. will terminate on October 1, 2004, subject to a redelivery window for the vessels between September 1, 2004 and November 1, 2004.

          With the expiration of the Original Charters, we have bareboat chartered one of our vessels to Gulf Navigation Company LLC, or Gulf Navigation, of Dubai, U.A.E. for a term of five years at a fixed rate of charterhire and the other two vessels have been chartered to BP Shipping under time charters for a term of three years each, with the amount of charterhire that we receive based on the spot market for Suezmex tankers. We believe that our vessels will continue to qualify for future service with these and other major oil companies. In addition, we are exploring opportunities to expand our operations and our fleet.

          As our vessels come off time charter or if we expand our fleet, we intend to manage time and spot charters so as to maintain consistent cash flows through the long-term time charters, while taking advantage of possibly higher market rates through shorter-term spot market related time or voyage charters.

                                    Strategy

          With the contract to Gulf Navigation in place for one vessel and the continued employment to BP Shipping for the two other vessels, we will become an operating company, responsible for providing crew and technical operation of our vessels. Our objective is to operate our vessels with a focus on quality and cost effectiveness.

          We plan to expand our fleet in a manner that benefits our shareholders and in a manner that allows us to continue paying dividends. The shipping industry has shown great volatility in the past and is notoriously difficult to predict. We intend to pursue a chartering and vessel acquisition policy that reflects this volatility. We believe that our policy of expansion will represent a potential we did not have in the past when the operation of our company was limited to our three existing vessels. When we become an operating company and enter into a new business phase, the present bye-law restrictions, which have prevented us from engaging in other business activities, will lapse, and we will be free to pursue an acquisition policy.

                               Corporate Structure

          We are incorporated under the laws of the Islands of Bermuda. We maintain our registered offices at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our telephone number is (441) 298-3207. Our website is www.nat.bm. Pursuant to our management agreement with Scandic American Shipping Limited, or the Manager, the Manager provides management, administrative and advisory services related to the maintenance and operation of our vessels. We expect the Manager to outsource the technical operation of our vessels to a well known and high quality technical manager. We expect to establish wholly-owned separate subsidiaries to own our vessels following their redelivery from the Original Charters with BP Shipping.

                           The Securities We May Offer

          We may use this prospectus to offer up to $500,000,000 of:

     o    common shares,

     o    preferred shares and

     o    debt securities.

          A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

                                  RISK FACTORS

     We are engaged primarily in transporting crude oil and oil products. The following summarizes some of the risks that may materially affect our business, financial condition or results of operations.

INDUSTRY SPECIFIC RISK FACTORS

THE CYCLICAL NATURE OF THE TANKER INDUSTRY MAY LEAD TO VOLATILE CHANGES IN CHARTER RATES AND VESSEL VALUES WHICH MAY ADVERSELY AFFECT OUR EARNINGS

     If the tanker market, which has been cyclical, is depressed in the future, our earnings and available cash flow may decrease. Our ability to recharter our vessels or to sell them on the expiration or termination of their new charters and the charter rates payable under our two market related time charters or any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products.

     The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The factors that influence demand for tanker capacity include:

     o    demand for oil and oil products;

     o    global and regional economic conditions;

     o    the distance oil and oil products are to be moved by sea; and

     o    changes in seaborne and other transportation patterns.

     The factors that influence the supply of tanker capacity include:

     o    the number of newbuilding deliveries;

     o    the scrapping rate of older vessels; and

     o    the number of vessels that are out of service.

     Our vessels are currently operated under bareboat charters to BP Shipping. We receive a set minimum base rate charter hire and variable additional hire under these Original Charters. The amount of additional hire is determined by a brokers' panel and therefore is subject to variation depending on general tanker market conditions. Going forward, our two market related time charters with BP Shipping will also include market related rates. We cannot assure you that we will receive any minimum level of charterhire for these charters.

COMPLIANCE WITH SAFETY, ENVIRONMENTAL AND OTHER GOVERNMENTAL AND OTHER REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS

     The shipping industry is affected by numerous regulations in the form of international conventions, national, state and local laws and national and international regulations in force in the jurisdictions in which such tankers operate, as well as in the country or countries in which such tankers are registered. These regulations include the U.S. Oil Pollution Act of 1990, or OPA, the International Convention on Civil Liability for Oil Pollution Damage of 1969, International Convention for the Prevention of Pollution from Ships, the IMO International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention on Load Lines of 1966 and the U.S. Marine Transportation Security Act of 2002. In addition, vessel classification societies also impose significant safety and other requirements on our vessels. We believe our vessels are maintained in good condition in compliance with present regulatory and class requirements relevant to areas in which they operate, and are operated in compliance with applicable safety/environmental laws and regulations. However, regulation of vessels, particularly in the areas of safety and environmental impact may change in the future and require significant capital expenditures be incurred on our vessels to keep them in compliance.

THE VALUE OF OUR VESSELS MAY FLUCTUATE AND COULD RESULT IN A LOWER SHARE PRICE OF OUR COMMON STOCK

     Tanker values have generally experienced high volatility. You should expect the market value of our oil tankers to fluctuate, depending on general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels, and other modes of transportation. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of our vessels. Declining tanker values could affect our ability to raise cash by limiting our ability to refinance our vessels and thereby adversely impact our liquidity. If we determine at any time that a vessel's future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and the reduction of our shareholders' equity. Due to the cyclical nature of the tanker market, if for any reason we sell vessels at a time when tanker prices have fallen, the sale may be at less than the vessel's carrying amount on our financial statements, with the result that we would also incur a loss and a reduction in earnings.

ANY DECREASE IN SPOT CHARTER RATES IN THE FUTURE MAY ADVERSELY AFFECT OUR
EARNINGS

     Two of our vessels will operate on time charters with spot market related rates, and we may enter into spot charters for our present vessels or any additional vessels that the we may acquire in the future. Although spot chartering is common in the tanker industry, the spot charter market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent travelling unladen to pick up cargo. We cannot assure you that future spot charters will be available at rates sufficient to enable our vessels trading in the spot market to operate profitably.

     Normally, tanker markets are stronger in the fall and winter months (the fourth and first quarters of the calendar year) in anticipation of increased oil consumption in the northern hemisphere during the winter months. Unpredictable weather patterns and variations in oil reserves disrupt tanker scheduling. Seasonal variations in tanker demand and, as a result, in charter rates will affect any spot market related rates that we may receive.

COMPANY SPECIFIC RISK FACTORS

WE MAY NOT BE ABLE TO GROW OR TO EFFECTIVELY MANAGE OUR GROWTH

     A principal focus of our strategy is to continue to grow by expanding our operations and adding to our fleet. Our future growth will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

     o identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures;

     o    identify tankers and/or shipping companies for acquisitions;

     o integrate any acquired businesses or tankers successfully with our existing operations;

     o hire, train and retain qualified personnel to manage and operate our growing business and fleet;

     o    identify additional new markets;

     o    improve our operating and financial systems and controls; and

     o    obtain required financing for our existing and new operations.

     The failure to effectively identify, purchase, develop and integrate any tankers or businesses could adversely affect our business, financial condition and results of operations. Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. If we are unable to execute the points noted above, our financial condition may be adversely affected.

INCURRENCE OF EXPENSES OR LIABILITIES MAY REDUCE OR ELIMINATE DISTRIBUTIONS

     We have made distributions quarterly since September 1997. It is possible that we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution as dividends. Our loan agreement prohibits the declaration and payment of dividends if we are in default under it. In addition, the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. We cannot assure you that we will pay dividends at rates previously paid or at all.

SERVICING OUR DEBT LIMITS FUNDS AVAILABLE FOR OTHER PURPOSES AND IF WE CANNOT SERVICE OUR DEBT, WE MAY LOSE OUR VESSELS

     We must dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes. As of June 30, 2004, we had total indebtedness of $30 million and a ratio of indebtedness to total capital of 23%. Our long-term debt is due in one "bullet payment" on October 1, 2007. If we should become unable to service our debt, this could lead to acceleration of our debt and the foreclosure of our fleet.

A COURT MAY VOID THE GUARANTEES OF THE NOTES OR SUBORDINATE THE GUARANTEES TO OUR OTHER OBLIGATIONS

     Although standards may vary depending upon applicable law, a court could void all or a portion of the guarantees of our debt securities or subordinate the guarantees to our other obligations. If the claims of the holders of our debt securities against us were voided or held to be subordinated in favor of our other creditors, the other creditors would be entitled to be paid in full before any payment could be made on our debt securities. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of our debt securities.

OUR LOAN AGREEMENT CONTAINS, AND IT IS POSSIBLE THAT ANY INDENTURE FOR DEBT SECURITIES WE ISSUE WILL IMPOSE, RESTRICTIVE COVENANTS WHICH MAY LIMIT OUR LIQUIDITY AND CORPORATE ACTIVITIES AND PREVENT PROPER SERVICE OF DEBT, WHICH COULD RESULT IN THE LOSS OF OUR VESSELS

     Our loan agreement imposes, and it is possible that any indenture for debt securities we issue will impose, significant operating and financial restrictions on us. These restrictions may limit our ability to:

     o    incur additional indebtedness;

     o    create liens on our assets;

     o    make investments;

     o    engage in mergers or acquisitions;

     o    pay dividends and make capital expenditures;

     o change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

     o    sell our vessels.

     Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders' interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders' permission when needed. This may prevent us from taking actions that are in our best interest.

WE ARE HIGHLY DEPENDENT ON THE CHARTERERS OF OUR VESSELS

     We are highly dependent on the due performance of the charterers of our vessels of their obligations under the charters and by their guarantors. Any failure by the charterers, or by their guarantors, to perform their obligations could result in enforcement by our lenders of their rights including foreclosing on the mortgages over the vessels, all of which are pledged to the lenders, and the consequent forfeiture of our vessels. Our shareholders do not have any recourse against the charterers, or their guarantors. Our ability to recharter or sell the vessels if any of the charterers, or their guarantors, defaults would be subject to the rights of the lenders. In addition, if a charterer were to default on its obligations or not exercise a charter extension option, we may be required to change the flagging or registration of the related vessel and may incur additional costs, including maintenance and crew costs.

OUR VESSELS OPERATE IN THE HIGHLY COMPETITIVE INTERNATIONAL TANKER MARKET AND ITS POSITION COULD BE ADVERSELY AFFECTED BY THE TERMINATION OF THE CHARTERS

     The operation of tanker vessels and transportation of crude and petroleum products and the other businesses in which we operate are extremely competitive. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. While our vessels are on time and bareboat charter, we are not exposed to the risk associated with this competition. However, when we become an operating company, at which time we will have two charters with BP Shipping and one charter with Gulf Navigation, we will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT PERSONNEL AND OTHER EMPLOYEES IN THE TANKER INDUSTRY, WHICH MAY NEGATIVELY AFFECT THE EFFECTIVENESS OF OUR MANAGEMENT AND OUR RESULTS OF OPERATIONS

     Our success depends to a significant extent upon the abilities and efforts of our management team. We do not currently have long term employment contracts with any of our senior executives, including Herbjorn Hansson, our Chairman and Chief Executive Officer and Rolf Amundsen, our Chief Financial Officer. Our success will depend upon our ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations. We do not maintain "key man" life insurance on any of our officers.

OUR VESSELS MAY SUFFER DAMAGE AND WE MAY FACE UNEXPECTED DRYDOCKING COSTS WHICH COULD AFFECT OUR CASH FLOW AND FINANCIAL CONDITION

     If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. This would decrease earnings.

PURCHASING AND OPERATING SECONDHAND VESSELS MAY RESULT IN INCREASED OPERATING COSTS WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND AS OUR FLEET AGES, THE RISKS ASSOCIATED WITH OLDER VESSELS COULD ADVERSELY AFFECT OUR OPERATIONS

     Our current business strategy includes additional growth through the acquisition of additional new and secondhand vessels. While we will normally inspect secondhand vessels prior to purchase, this does not normally provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Also, we may not receive the benefit of warranties from the builders if the vessels we buy are older than one year.

     In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. All of the vessels in our current fleet were built in 1997.

     Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. If we sell vessels, we are not certain that the price for which we sell them will equal at least their net carrying amount at that time.

SHIPPING COMPANIES GENERALLY MUST CONDUCT OPERATIONS IN MANY PARTS OF THE WORLD, AND ACCORDINGLY THEIR VESSELS ARE EXPOSED TO INTERNATIONAL RISKS WHICH COULD REDUCE REVENUE OR INCREASE EXPENSES

     Shipping companies conduct global operations. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism and other efforts to disrupt shipping. The terrorist attacks against targets in the United States on September 11, 2001, the military response by the United States and the recent conflict in Iraq may increase the likelihood of acts of terrorism worldwide. Acts of terrorism, regional hostilities or other political instability could affect trade patterns and reduce our revenue or increase our expenses.

TERRORIST ATTACKS, SUCH AS THE ATTACKS ON THE UNITED STATES ON SEPTEMBER 11, 2001, AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE FINANCIAL MARKETS AND OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Terrorist attacks such as the attacks on the United States on September 11, 2001 and the United States' continuing response to these attacks, as well as the threat of future terrorist attacks, continues to cause uncertainty in the world financial markets. The recent conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets, including the energy markets. Future terrorist attacks, such as the attack on the M.T. Limburg in October 2002, may also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and could result in an economic recession in the United States or the world. Any of these occurrences could have a material adverse impact on our operating results, revenue and costs.

WE MAY NOT HAVE ADEQUATE INSURANCE AFTER OUR ORIGINAL CHARTERS EXPIRE

     There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of attack. Future hostilities or other political instability, as shown by the attack on the M.T. Limburg in Yemen in October 2002, could affect our trade patterns and adversely affect our operations and our revenues, cash flows and profitability. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. Under our Original Charters, the charterer bears all risks associated with the operation of our vessels including any total loss of one or more vessels. However, we cannot assure investors that we will adequately insure against all risks after expiration of the existing charters. We may not be able to obtain adequate insurance coverage at reasonable rates for our fleet in the future and the insurers may not pay particular claims. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our financial condition. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future and we cannot guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our payment of these calls could result in significant expenses to us which could reduce our cash flows and place strains on our liquidity and capital resources.

ARRESTS OF OUR VESSELS BY MARITIME CLAIMANTS COULD CAUSE A SIGNIFICANT LOSS OF EARNINGS FOR THE RELATED OFF HIRE PERIOD

     Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the "sister ship" theory of liability applies, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against us, any of our vessels for liabilities of other vessels that we own.

GOVERNMENTS COULD REQUISITION OUR VESSELS DURING A PERIOD OF WAR OR EMERGENCY, RESULTING IN A LOSS OF EARNINGS

     A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes her owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Although we, as owner, would be entitled to compensation in the event of a requisition, the amount and timing of payment would be uncertain.

WE MAY HAVE TO PAY TAX ON UNITED STATES SOURCE INCOME, WHICH WOULD REDUCE OUR EARNINGS

     Under the United States Internal Revenue Code of 1986, or the Code, a portion of the gross or net shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries (if any), may be subject to a 4% United States federal income tax on 50% of its gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the U.S., unless that corporation is entitled to a special tax exemption under the Code which applies to the international shipping income derived by some non-United States corporations. We expect that we qualify for this statutory tax exemption and we will take this position for U.S. tax return reporting purposes. However, there are several risks that could cause us to become taxed on our U.S. source income. In addition, due to the absence of final Treasury regulations or other definitive authority concerning some aspects of this tax exemption under the relevant provisions of the Code and to the factual nature of the issues involved, we can give no assurances on our tax-exempt status.

     If we are not entitled to this statutory tax exemption for any taxable year, we could be subject for those years to an effective 4% United States federal income tax on the portion of the income these companies derive during the year from United States sources. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

IF U.S. TAX AUTHORITIES WERE TO TREAT US AS A "PASSIVE FOREIGN INVESTMENT COMPANY," THAT COULD HAVE ADVERSE CONSEQUENCES ON U.S. HOLDERS

     A foreign corporation will be treated as a "passive foreign investment company" for U.S. Federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income," or (2) at least 50% of the average value of the corporation's assets produce, or are held for the production of, such types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." Those holders of a passive foreign investment company who are citizens or residents of the United States or domestic entities would be subject to a special adverse U.S. Federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company.

     Based on our current operations and future projections, we believe that we will no longer be a passive foreign investment company with respect to the taxable year 2005 and thereafter. Since we expect to derive more than 25% of our income each year from our time chartering and voyage chartering activities, we believe that such income will be treated for relevant U.S. Federal income tax purposes as services income, rather than rental income. Correspondingly, such income should not constitute "passive income," and the assets that we own and operate in connection with the production of that income, in particular our vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company in any taxable year. However, no assurance can be given that the Internal Revenue Service will accept this position or that we would not constitute a passive foreign investment company for any future taxable year if there were to be changes in the nature and extent of our operations.

INTEREST RATE FLUCTUATIONS MAY SIGNIFICANTLY AFFECT OUR LOAN PAYMENTS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     Our current loan bears interest at floating rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders.

BECAUSE WE ARE A FOREIGN CORPORATION, YOU MAY NOT HAVE THE SAME RIGHTS THAT A SHAREHOLDER IN A U.S. CORPORATION MAY HAVE.

     We are a Bermuda exempted company. Our memorandum of association and bye-laws and The Companies Act, 1981 of Bermuda (the "Companies Act") govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of The Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, the principles governing Section 111 have not been well developed.

                                 USE OF PROCEEDS

     Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make acquisitions and for general corporate purposes.

            CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

     We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe," "except," "anticipate," "intends," "estimate," "forecast," "project," "plan," "potential," "will," "may," "should," "expect," "pending" and similar expressions identify forward-looking statements.

     The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

     In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the tanker market, as a result of changes in OPEC's petroleum production levels and world wide oil consumption and storage, changes in our operating expenses, including bunker prices, drydocking and insurance costs, changes in the market for our vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of oil tankers, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Securities and Exchange Commission and the American Stock Exchange.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the preceding five fiscal years and the six months ending June 30, 2004 and 2003.

                                                                      SIX MONTHS
                                                                        ENDING
                                               FISCAL YEAR             JUNE 30
                                    --------------------------------------------
                                    2003    2002  2001   2000  1999   2004  2003
                                    ----    ----  ----   ----  ----   ----  ----
Ratio of earnings to fixed charges  16.6    6.0   12.0   16.6  4.3    25.7  19.5

Ratio of earnings to combined
fixed charges and preferred stock
dividends(1)                        16.6    6.0   12.0   16.6  4.3    25.7  19.5

----------
(1)  We have not issued any preferred stock as of the date of this prospectus.

                         CAPITALIZATION AND INDEBTEDNESS

                                                        As of
                                                    June 30, 2004
                                                    -------------

            Debt:
                    Current liabilities                   177,327

                    Long term debt                   $ 30,000,000
                                                     ------------
                    Total debt                       $ 30,177,327

            Stockholder's equity
                    Common stock                     $     97,066
                    Additional paid-in capital       $100,921,380
                                                     ------------
                    Total shareholder's equity       $101,018,446
                                                     ------------
                    Total Capitalization             $131,195,773
                                                     ============

                              PLAN OF DISTRIBUTION

     We may sell or distribute the securities included in this Registration Statement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In addition, we may sell some or all of the securities included in this Registration Statement through:

     o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     In addition, we may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus.

     Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

     At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     We will bear costs relating to all of the securities being registered under this Registration Statement.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are a Bermuda company, and our executive offices and administrative activities and assets, as well as those of certain of the experts named in this prospectus, are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or those persons or to enforce both in the United States and outside the United States judgments against us or those persons obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, most of our directors and officers are residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on those persons or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our legal counsel in Bermuda, Appleby Spurling Hunter, that there is uncertainty as to whether the courts of Bermuda would (i) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the federal securities laws of the United States or (ii) entertain original actions brought in Bermuda courts against us or such persons predicated upon the federal securities laws of the United States.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

     Under our Memorandum of Association, our authorized capital stock consists of 51,200,000 common shares, par value $0.01 per share, 9,706,606 of which are issued and outstanding. All of our shares are in registered form.

Share History

     In September 1995, we offered and sold to the public 11,731,613 warrants at the initial public offering price of $5.00 per warrant. On September 30, 1997 all of our outstanding warrants were exercised at an exercise price of $10.21 per warrant. We received a total of $119,779,768.73 by issuing a total of 11,731,613 new common shares, par value $.01. On November 30, 1998, our shareholders approved a proposal to allow us to borrow money for the purpose of repurchasing our common shares. On December 28, 1998, we purchased 2,107,244 common shares through a "Dutch Auction" self-tender offer at a price of $12.50 per share. After the repurchase, a total of 9,706,606 common shares were in issue.

Common Shares

     As of the date of this prospectus, we have 9,706,606 common shares issued and outstanding. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any or our securities. All outstanding common shares are fully paid and nonassessable. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

     Our common shares are listed on the American Stock Exchange and the Oslo Stock Exchange under the symbol "NAT."

Preferred Shares

     The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

     The board of directors has the authority with the sanction of a shareholder's resolution to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of Nordic American Tanker Shipping Limited without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement or a prospectus supplement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as "subsequent filings." The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax consideration as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

     The material terms of any series of senior or subordinated debt securities that we offer through a prospectus supplement will be described in that prospectus supplement. You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

     o the designation, aggregate principal amount and authorized denominations;

     o the issue price, expressed as a percentage of the aggregate principal amount;

     o    the maturity date;

     o    the interest rate per annum, if any;

     o if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

     o any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

     o the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

     o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

     o if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

     o    any events of default not set forth in this prospectus;

     o the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

     o if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

     o whether interest will be payable in cash or additional securities at our or the holders' option and the terms and conditions upon which the election may be made;

     o if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

     o if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

     o any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

     o whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

     o    any terms with respect to subordination;

     o    any listing on any securities exchange or quotation system;

     o additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

     o    the applicability of any guarantees.

     Unless otherwise indicated in subsequent filings relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

     Unless otherwise indicated in subsequent filings, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

     Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings relating to those securities.

     We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

     Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

     o    the ability of us to incur either secured or unsecured debt, or both;

     o the ability to make certain payments, dividends, redemptions or repurchases;

     o    our ability to create dividend and other payment restrictions;

     o    our ability to make investments;

     o    mergers and consolidations by us;

     o    sales of assets by us;

     o    our ability to enter into transactions with affiliates;

     o    our ability to incur liens; and

     o    sale and leaseback transactions.

Modification of the Indentures

     Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

     (1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

     (2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

     (3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

     (4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

     (5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

     (6) makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

     (7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

     Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

     o default in any payment of interest when due which continues for 30 days;

     o    default in any payment of principal or premium when due;

     o    default in the deposit of any sinking fund payment when due;

     o default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

     o default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

     o    events of bankruptcy, insolvency or reorganization.

     An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

     There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

     In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

     Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

     Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

     The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

     The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

     A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

     We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

     Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

     So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

     The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in an applicable subsequent filings, payments of principal, premium and interest on debt securities represented by global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

     We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

     o the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility,

     o we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities, or

     o there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

     Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

     In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participating institutions deposit with DTC. DTC also facilitates the settlement among participating institutions of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participating institutions' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participating institutions include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participating institutions and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participating institution, either directly or indirectly. The rules applicable to DTC and its participating institutions are on file with the Commission.

     To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

     Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institutions to whose accounts the debt securities are credited on the record date.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

     To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

     DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

     We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

                                    EXPENSES

     The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

                    SEC registration fee                         $ 63,350
                    Printing and engraving expenses              $ 10,000
                    Legal fees and expenses                      $100,000
                    AMEX Listing Fee                                   --
                    Accounting fees and expenses                  100,000
                    Transfer agent and registrar                       --
                    Miscellaneous                                $ 75,000
                                                                 --------

                    Total                                        $348,350
                                                                 ========

                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. law and by Appleby Spurling Hunter with respect to matters of Bermuda law.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2003, filed with the SEC on June 30, 2004, have been audited by Deloitte Statsautoriserte Revisorer AS, independent accountants, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

     We file annual and special reports within the Securities and Exchange Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

     The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on June 30, 2004, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. We also incorporate by reference the reports of our 2004 first and second quarter results, filed with the SEC on Form 6-K on April 14, 2004 and July 13, 2004, respectively, which contain unaudited consolidated financial statements for the most recent quarter for which those statements have been filed. Additionally, we incorporate by reference the information filed on Form 6-K on July 26, 2004 and any future filings we will make with the SEC under the Securities Exchange Act if such filings state that they are incorporated by reference into this prospectus, until we file a post-effective amendment indicating that the offering of securities made by this prospectus has been completed.

     You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

          Nordic American Tanker Shipping Limited
          Attn: Herbjorn Hansson
          Canon's Court
          22 Victoria Street
          Hamilton HM 12
          Bermuda
          (441) 298-3207 http://www.nat.bm

Information Provided by the Company

     We will furnish holders of our ordinary shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting. As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the American Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

                         -------------------------------

Item 8. Indemnification of Directors and Officers.

     The Bye-Laws of the Registrant provide that:

          Subject to the proviso below, every Director, officer of the Company and member of a committee constituted under Bye-Law 90 shall be indemnified out of the funds of the Company against all civil liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer or committee member and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

     The Companies Act, 1981 of Bermuda provides as follows:

          Section 98 of the Companies Act of 1981 of the Islands of Bermuda, as amended, or the Companies Act, permits the Bye-Laws of a Bermuda company to contain a provision exempting or indemnifying a director or officer of the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

          Section 98 of the Companies Act grants companies the power to indemnify any officer or auditor against any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or when relief is granted to him by the court under section 281 of the Companies Act.

          Section 98A of the Companies Act permits a company to purchase and maintain insurance or make other financial arrangements for the benefit of any officer for any liability incurred by him in his or her capacity as a director or officer or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary. While the Company has not previously maintained such insurance, it is currently in the process of applying for and attempting to procure such a policy for current and prior directors.

Item 9. Exhibits

Exhibit Number                    Description
--------------                    -----------
     1.1       Underwriting Agreement (for equity securities)*

     1.2       Underwriting Agreement (for debt securities)*

     4.1       Form of Common Share Certificate+

     4.2       Preferred Share Certificate*

     4.3       Debt Securities Indenture (senior indenture)*

     4.4       Debt Securities Indenture (subordinated indenture)*

     5.1 Opinion of Appleby Spurling Hunter, Bermuda counsel to Nordic American Tanker Shipping Limited (the "Company") as to the validity of the common stock, preferred stock and debt securities

     5.2 Opinion of Seward & Kissel LLP, United States counsel to the Company as to the validity of the common stock, preferred stock and debt securities

     5.3 Opinion of Seward & Kissel LLP, with respect to certain tax matters*

     12.1      Computation of ratio of earnings to fixed charges

     23.1      Consent of Appleby Spurling Hunter (included in Exhibit 5.1)

     23.2      Consent of Seward & Kissel LLP (included in Exhibit 5.2)

     23.3      Consent of Deloitte Statsautoriserte Revisorer AS

     24        Power of Attorney (contained in signature page)

     25.1      T-1 Statement of Eligibility (senior indenture)*

     25.2      T-1 Statement of Eligibility (subordinated indenture)*

--------------------------------------------------------------------------------

* To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.

+ Incorporated herein by reference to Exhibit 4.1 in the Registration Statement of Nordic American Tanker Shipping Limited filed August 28, 1995 on Form F-3, Registration No. 33-96268.

Item 10. Undertakings.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sandefjord, country of Norway on August 11, 2004.

                                        NORDIC AMERICAN TANKER SHIPPING
                                        LIMITED


                                        By:    /s/ Herbjorn Hansson
                                               ------------------------
                                        Name:  Herbjorn Hansson
                                        Title: Chief Executive Officer

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Herbjorn Hansson, Rolf Amundsen, Gary J. Wolfe and Robert E. Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 11, 2004 in the capacities indicated.

               Signature                                       Title

/s/ Herbjorn Hansson                   Chairman of the Board of Directors, Chief
--------------------                   Executive Officer, President and Director
Herbjorn Hansson


/s/  Rolf Amundsen                     Chief Financial Officer and Director
------------------
 Rolf Amundsen


/s/ Sir David Gibbons                  Director
---------------------
Sir David Gibbons


/s/ George C. Lodge                    Director
-------------------
George C. Lodge


/s/ Andreas Ove Ugland                 Director
----------------------
Andreas Ove Ugland


/s/ Torbjorn Gladso
-------------------
Torbjorn Gladso

                            Authorized Representative

          Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Nordic American Tanker Shipping Limited, has signed this registration statement in the City of Newark, State of Delaware, on August 11, 2004.


By:     /s/ Gregory F. Lavelle
        ------------------------------
Name:   Gregory F. Lavelle
Title:  Managing Director

   Exhibits
    Filed                            DESCRIPTION
   Herewith                          -----------
   --------

                             Description of Exhibits
                             -----------------------

     5.1 Opinion of Appleby Spurling Hunter, Bermuda counsel to Nordic American Tanker Shipping Limited (the "Company") as to the validity of the common stock, preferred stock and debt securities

     5.2 Opinion of Seward & Kissel LLP, United States counsel to the Company as to the validity of the common stock, preferred stock and debt securities

     12.1      Computation of ratio of earnings to fixed charges

     23.1      Consent of Appleby Spurling Hunter (included in Exhibit 5.1)

     23.2      Consent of Seward & Kissel LLP (included in Exhibit 5.2)

     23.3      Consent of Deloitte Statsautoriserte Revisorer AS

     24        Power of Attorney (contained on signature page)